EXHIBIT 10.1
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CITIZENS BANK OF MASSACHUSETTS                                  CREDIT AGREEMENT
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     This Credit Agreement is made as of the 24th day of October, 2002, by and between the following parties:

                     Citizens Bank of Massachusetts (the "Bank"), a Massachusetts banking corporation having a principal place of business at 28 State Street, Boston, Massachusetts 02109; and

                     Able Laboratories, Inc. ( the "Borrower"), a corporation duly organized and existing under the laws of the State of Delaware and having its corporate offices at 200 Highland Avenue, Suite 301, Needham, Massachusetts 02494 and a principal place of business at 6 Hollywood Court, South Plainfield, New Jersey 07080;

in consideration of the mutual covenants and benefits to be derived herefrom.

                              W I T N E S S E T H:


               SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION

     1.1 DEFINITIONS. All capitalized terms used in this Agreement, any Related Agreement (as hereinafter defined) or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below.

ADVANCE AND ADVANCES means the loans made by the Bank to the Borrower pursuant to the Non-Restoring Credit Facility.

AFFILIATE means any person, corporation or other entity which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or any Subsidiary.

AGREEMENT means this Credit Agreement, as it may be amended and modified from time to time.

applicable margin means two hundred fifty (250) basis points.

BANK shall have the meaning given such term in the Recitals of this Agreement.

BORROWER shall have the meaning given such term in the Recitals of this Agreement.

BORROWER'S SEC DOCUMENTS shall have the meaning given such term in Section 4.3 of this Agreement.

Business Day means:

           (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

           (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i)
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                     neither a Saturday or Sunday nor a legal holiday on which
                     commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

           (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

CAPITAL ASSETS means assets that in accordance with GAAP are required or permitted to be depreciated or amortized on a balance sheet.

CAPITAL EXPENDITURES means, for any period, the aggregate amount of all expenditures for the acquisition, construction, improvement, replacement or purchase of Capital Assets and Intangible Assets, including, but not limited to, expenditures under Capital Leases.

CAPITAL LEASES means capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

CASH TAXES means all Income Tax liabilities incurred and paid by the Borrower during the applicable period.

COLLATERAL shall mean all laboratory, manufacturing and office equipment now owned or hereafter acquired by the Borrower, and all accessories and additions thereto, replacements therefore, and substitutes therefore and all products and proceeds of the foregoing including, without limitation, proceeds of any insurance policies insuring any of the foregoing, in which the Bank has been granted a security interest by the Borrower.

CONTROL shall be deemed to exist if any person, entity or corporation, or combination thereof shall have possession, directly or indirectly, of the power to direct the management or policies of the Borrower or any person, entity, or corporation deemed to be an Affiliate of the Borrower, and shall be deemed to include any holder of 10% or more of any stock or other interest in the Borrower or in any person, entity or corporation deemed to be an Affiliate of the Borrower, whether such holding is direct or indirect.

CURRENT MATURITY OF LONG-TERM DEBT ("CMLTD") means the current maturity of long-term Indebtedness paid during the applicable period, including, but not limited to, amounts required to be paid during such period under Capital Leases.

CURRENT RATIO means the ratio of Total Current Assets to Total Current
     Liabilities.

DEFAULT shall have the meaning given such term in Section 9 of this Agreement.

DEFAULT RATE shall have the meaning given such term in Section 3.4 hereof.

DIVIDENDS means, for the applicable period, the aggregate of all amounts paid or payable (without duplication) as dividends, distributions or owner withdrawals, and includes any purchase, redemption or other retirement of any shares or other ownership interest directly or indirectly through a Subsidiary or otherwise and includes return of capital to shareholders, partners or members.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA") means, for the applicable period, income from continuing operations before the payment of Interest and Taxes plus depreciation and amortization determined in accordance with GAAP.
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EVENTS OF DEFAULT shall have the meaning given such term in Section 9 of this
     Agreement.

FIXED CHARGE COVERAGE RATIO means, during the applicable period, that quotient equal to (A) the aggregate of (i) EBITDA, minus (ii) the sum of: Dividends, Unfinanced Capital Expenditures, and Cash Taxes; divided by (B) the sum of
     (i) Interest and (ii) Current Maturity of Long-Term Debt; that is,

       EBITDA - (Dividends + Unfinanced Capital Expenditures + Cash Taxes)
       -------------------------------------------------------------------
                                Interest + CMLTD

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") means generally accepted accounting principles in the United States of America, as from time to time in effect; provided, however, that for purposes of compliance with Section 8 of this Agreement and the related definitions, GAAP means such principles as in effect on the date of the preparation and delivery of the financial statements described in Section 6.1 and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Bank.

HEDGING OBLIGATIONS means all liabilities of the Borrower to the Bank under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

IDR BONDS means the $1,700,000 New Jersey Economic Development Authority
     Industrial Development Revenue Bonds (Able Laboratories, Inc. Project) Series 1999A and the $300,000 New Jersey Economic Development Authority Industrial Development Revenue Bonds (Able Laboratories, Inc. Project) 1999B (taxable) issued on June 24, 1999.

INITIAL ADVANCE shall have the meaning given such term in Section 2.1 of this Agreement.

INDEBTEDNESS MEANS all obligations that in accordance with GAAP should be classified as liabilities upon a balance sheet.

INDEMNIFIED PERSON shall have the meaning given that term in Section 10.6 of this Agreement.

INTANGIBLE ASSETS means the sum of Indebtedness due from Affiliates, Subsidiaries, officers, directors or shareholders, plus assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights, and "soft assets" such as amounts due from officers, employees, stockholders, affiliates and related parties.

INTEREST means, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on Indebtedness and on Capital Leases, determined in accordance with GAAP.

INTEREST PERIOD means:

     for any Prime Rate Loan, consecutive periods of one (1) day each;

     for any LIBOR Advantage Rate Loan, initially, the period commencing as of the date of this Agreement (the "Start Date") and ending on the numerically
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     corresponding date one, two, three, or six (as selected by the Borrower)
     month(s) later, and thereafter each one, two, three, or six (must match the Borrower's initial selection) month period ending on the day of such month that numerically corresponds to the Start Date; and if an Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the Interest Period will end on the last Business Day of such month;

     for any LIBOR Rate Loan,

     (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 3.1 and ending on (but excluding) the day which numerically corresponds to such date one, two, three, six or, if available, nine or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Sections 3.1; and

     (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, four, five or six months thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided, however, that:

     (a) the Borrower shall not be permitted to select Interest Periods for Advances to be in effect at any one time which have expiration dates occurring on more than three (3) different dates;

     (b) Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same Advance under this Agreement shall be of the same duration;

     (c) Interest Periods for LIBOR Rate Loans in connection with which Borrower has entered into a Hedging Obligation with the Bank shall be of the same duration as the relevant periods set under such Hedging Obligation;

     (d) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

     (e) no Interest Period may end later than the Non-Restoring Credit Facility Termination Date with respect to the Non-Restoring Credit Facility.

INTERNAL REVENUE CODE means the Internal Revenue Code of 1986, as amended from time to time.

LEASEHOLD IMPROVEMENT DOCUMENTATION shall have the meaning given such term in
     Section 2.2 of this Agreement.

LEVERAGE RATIO means, as of the applicable measurement date, that quotient equal to (A) Total Liabilities; divided by (B) Tangible Net Worth; that is,
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                               TOTAL LIABILITIES
                               Tangible Net Worth

LIBOR ADVANTAGE RATE means relative to any Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day on which the Interest Period commences, and for a period approximately equal to such Interest Period. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Bank is unable to determine the LIBOR Advantage Rate for any Interest Period, the LIBOR Advantage Rate shall be deemed to be equal to the Bank's Prime Rate.

LIBOR ADVANTAGE RATE Loan means any loan or Advance the rate of interest applicable to which is based upon the LIBOR Advantage Rate.

LIBOR RATE means relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the beginning of such Interest Period.

LIBOR RATE LOAN means any loan or Advance the rate of interest applicable to which is based upon the LIBOR Rate.

LIBOR LENDING RATE means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

                        LIBOR Lending Rate = LIBOR RATE
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                                  (1.00 - LIBOR Reserve Percentage)

LIBOR RATE LOAN PREPAYMENT FEE shall have the meaning given that term in Section
     3.2(b) of this Agreement.

LIBOR RESERVE PERCENTAGE means, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

LONDON BANKING DAY means a day on which dealings in US dollar deposits are transacted in the London interbank market.

LOAN OR LOANS means, collectively, any Advances made pursuant to the
     Non-Restoring Credit Facility.
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LOAN REQUEST shall have the meaning given that term in Section 2.1(a) of this
     Agreement.

MASTER NOTE shall have the meaning given such term in Section 2.3 of this Agreement.

MASTER NOTE TERM PERIOD shall have the meaning given such term in Section 2.3 of this Agreement.

MAXIMUM NON-RESTORING CREDIT FACILITY LIMIT shall have the meaning given such term in Section 2.1 of this Agreement.

NET INCOME means the net income (or loss, expressed as a negative number) realized during a fiscal year, after all Taxes actually paid or accrued and all expenses and other charges, determined in accordance with GAAP.

NON-RESTORING CREDIT FACILITY shall have the meaning given that term in Section
     2.1 of this Agreement.

NON-RESTORING CREDIT FACILITY NOTE shall have the meaning given such term in
     Section 2.3 of this Agreement.

NON-RESTORING LOANS means Advances made by the Bank to the Borrower pursuant to the Non-Restoring Credit Facility established pursuant to, among other things, Section 2 of this Agreement.

NON-RESTORING CREDIT FACILITY TERMINATION DATE shall have the meaning given to such term in Section 2.1 of this Agreement.

NOTES means the collective reference to the Non-Restoring Credit Facility
     Promissory Note and the Master Note each executed by the Borrower and delivered to the Bank, which evidence the Advances made pursuant to the Non-Restoring Credit Facility as provided in Section 2.3 of this Agreement.

NOTICE OF RATE SELECTION shall have the meaning given that term in Section
     3.1(b) of this Agreement.

PERMITTED LIENS shall have the meaning given that term in Section 4.11 of this Agreement.

PRIME RATE means the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any borrower. Changes in the rate of interest resulting from changes in the Prime Rate shall take effect immediately without notice or demand of any kind.

PRIME RATE LOAN means any loan or Advance the rate of interest applicable to which is based upon the Prime Rate.

RELATED AGREEMENTS means the various documents, instruments and agreements delivered by the Borrower to the Bank in connection with the establishment of the Loans.

RELEASE shall have the meaning given that term in Section 10.6 of this Agreement.

START DATE shall have the meaning given such term in the text of the definition
     "Interest Period" in Section 1.1 of this Agreement.

SUBSEQUENT ADVANCES AMOUNT shall have the meaning given such term in Section 2.2 of this Agreement.

SUBORDINATED DEBT means Indebtedness subordinated in writing in a manner approved by the Bank to the prior payment, in full, of the Notes, as more fully set forth on Schedule 5.1(e).

SUBSIDIARY means any corporation, person or entity, a majority of whose outstanding shares or other ownership interests having ordinary voting powers, shall at any time be owned or Controlled by the Borrower or one or more of its Subsidiaries.

TANGIBLE NET WORTH means, for the applicable period, Total Assets, minus the sum of: (i) Intangible Assets and (ii) Total Liabilities.

TAXES means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, unemployment and social security taxes, which are imposed by any governmental authority, and such item shall include any interest, penalties or additions to tax attributable thereto, but excluding taxes imposed on or measured by the Bank's net income or receipts.

TERM PERIOD shall have the meaning given to such term in Section 2.3(a) of this Agreement.

TOTAL ASSETS means total assets determined in accordance with GAAP.

TOTAL CURRENT ASSETS means total current assets determined in accordance with GAAP.

TOTAL CURRENT LIABILITIES means total current Indebtedness determined in accordance with GAAP.

TOTAL LIABILITIES means total Indebtedness determined in accordance with GAAP.

UNFINANCED CAPITAL EXPENDITURES means Capital Expenditures, minus the full cost of repurchasing the IDR Bonds, financing leasehold improvements and purchasing equipment, whether fully or partially financed under this Agreement during the applicable period, plus the aggregate amount of all long term Indebtedness prepaid during such period.

UNIFORM COMMERCIAL CODE ("UCC") means the Uniform Commercial Code as in effect in Massachusetts (Massachusetts General Laws, Chapter 106, ss.ss.1-101, et. seq.).

     1.2 ACCOUNTING TERMS. All terms of an accounting character shall have the meanings assigned thereto by GAAP applied on a basis consistent with the financial statements referred to in Section 5.3 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

     1.3 RULES OF INTERPRETATION. The following rules of interpretation shall govern this Agreement:

     (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

     (b) The singular includes the plural and the plural includes the singular.

     (c) A reference to any law includes any amendment or modification to such law.
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     (d) A reference to any person includes its permitted successors and permitted assigns.

     (e) The words "include", "includes" and "including" are not limiting.

     (f) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein.

     (g) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

                  SECTION 2. THE NON-RESTORING CREDIT FACILITY

     2.1 THE NON-RESTORING CREDIT FACILITY. Pursuant to the terms and conditions of this Agreement and upon satisfaction of the conditions precedent referred to in Section 5 hereof, the Bank agrees to make available to the Borrower, and the Borrower may borrow from the Bank, Advances under a non-restoring equipment line of credit facility (the "Non-Restoring Credit Facility") in an aggregate amount not to exceed the sum of Four Million Dollars ($4,000,000.00) (the "Maximum Non-Restoring Credit Facility Limit"), which Non-Restoring Credit Facility shall be payable as hereinafter provided. Advances under the Non-Restoring Credit Facility may be made during the period from the date hereof until April 24, 2004 (as such date may be extended in writing from time to time in the Bank's sole and absolute discretion, the "Non-Restoring Credit Facility Termination Date"); provided, however, that once repaid, amounts borrowed under the Non-Restoring Credit Facility may not thereafter be reborrowed.

     2.2 ADVANCES. The Advances made by the Bank to the Borrower pursuant to the Non-Restoring Credit Facility shall be used to refinance the purchase of the IDR Bonds, to refinance existing equipment loans, to finance leasehold improvements and to assist the Borrower's purchase of equipment. The Non-Restoring Credit Facility may be made in multiple Advances not exceeding in the aggregate Maximum Non-Restoring Credit Facility Limit. The initial advance shall not exceed One Million Seven Hundred Thousand Dollars ($1,700,000.00) (the "Initial Advance Amount") and the subsequent advances shall not exceed Two Million Three Hundred Thousand Dollars ($2,300,000.00) (the "Subsequent Advance Amount"). The Borrower may, from time to time, request Advances under the Non-Restoring Credit Facility by presenting to the Bank: (i) in the case of an equipment purchase: (a) an invoice from the vendor of the equipment proposed to be financed in a form acceptable to the Bank, which includes, without limitation, the purchase price of such equipment, including all accessions thereto, net of all discounts, rebates and other dealer or manufacturer incentives; and (b) a certificate of origin, certificate of title, bill of sale or other documentation reasonably satisfactory to the Bank evidencing the condition of the equipment (items (a) and (b) are hereinafter referred to collectively as the "Equipment Documentation"); (ii) in the case of a repurchase of the IDR Bonds, such documents as the Bank may reasonably require including, but not limited to, a description of the specific bonds being repurchased and a statement from the IDR Bond trustee indicating the amount necessary to redeem such bonds or, (iii) in the case of a leasehold improvement: (a) a budget for completing such improvement; and (b) such other documents that the bank may otherwise require including, but not limited to, copies of contracts (items (a) and (b) are hereinafter referred to collectively as the "Leasehold Improvement Documentation"). The principal amount of any advance made under the Non-Restoring Credit Facility for the purpose of assisting the Borrower's purchase of equipment or financing leasehold improvements shall not exceed eighty percent (80%) of the net purchase price (exclusive of any transportation or installation charges) of the equipment purchased as evidenced by the Equipment Documentation or eighty percent (80%) of the net cost of such leasehold improvement as evidenced by the Leasehold Improvement Documentation. Each Advance made by the Bank to the Borrower pursuant to the Non-Restoring Credit Facility shall be in a minimum amount of Fifty Thousand Dollars ($50,000.00).

     2.3 THE NOTES.

     (a) The Advances made pursuant to the Non-Restoring Credit Facility shall be evidenced by and payable as provided herein and in accordance with two promissory notes made by the Borrower payable to the Bank. The first such promissory note shall be in the face amount of the Initial Advance Amount in substantially the form of Exhibit A-1 annexed hereto (the "Non-Restoring Credit Facility Note"), with appropriate insertions made at such time to reflect the amount, date, maturity date, interest rate and amount of monthly installment of principal and interest applicable to such Advance for such Non-Restoring Credit Facility Note. The second such promissory note shall be in the face amount of the Subsequent Advance Amount in substantially the form of Exhibit A-2 annexed hereto (the "Master Note"), with appropriate insertions made from time to time to reflect the amount, date, maturity date, interest rate and amount of monthly installment of principal and interest applicable to such Advance for such Note. The term of the Non-Restoring Credit Facility Note shall be for a period of not more than five (5) years (the "Term Period") and the term of the Master Note shall be for a period of eighteen (18) months for the draw period under the Non-Restoring Credit Facility followed by an amortization period equal to five
(5) years (the "Master Note Term Period").

     (b) The Non-Restoring Credit Facility Note and interest thereon, calculated as set forth herein, shall be payable in consecutive installment payments of principal plus interest (with the frequency of such installment payments to be monthly or as otherwise prescribed in the Non-Restoring Credit Facility Note dependent upon the rate option selected by the Borrower), with each of the payments, other than the last payment, to consist of principal in an amount equal to the product of (i) the Initial Advance Amount as evidenced by the Non-Restoring Credit Facility Note, multiplied by (ii) a fraction, the numerator of which shall be 1 and the denominator of which shall be the number of installment payments due in the Term Period, plus interest calculated as set forth herein, and the final payment to consist of the entire unpaid principal balance of the Non-Restoring Credit Facility Note, plus accrued interest thereon. Unless otherwise expressly provided in the Non-Restoring Credit Facility Note, the first of such payments of interest in respect of any Advance is to be made on the date which is one month from the date of this Agreement and the remainder of such payments are to be made on the corresponding date of each succeeding month thereafter until the Non-Restoring Credit Facility Note is paid in full.

     (c) The Master Note and interest thereon, calculated as set forth herein, shall be payable in consecutive installment payments of interest (with the frequency of such installment payments to be monthly or as otherwise prescribed in the Master Note dependent upon the rate option selected by the Borrower), until the Non-Restoring Credit Facility Termination Date. Upon the Non-Restoring Credit Facility Termination Date, the Borrower shall make consecutive monthly payments of principal plus interest (with the frequency of such installment payments to be monthly or as otherwise prescribed in the Master Note dependent upon the rate option selected by the Borrower), with each of the payments, other than the last payment, to consist of principal in an amount equal to the product of (i) the principal amount of all advances made under the Non-Restoring Credit Facility as evidenced by the Master Note, multiplied by (ii) a fraction, the numerator of which shall be 1 and the denominator of which shall be the number of installment payments due in the Term Period, plus interest calculated as set forth herein, and the final payment to consist of the entire unpaid principal balance of the Master Note, plus accrued interest thereon on or before April 24, 2009. Unless otherwise expressly provided in the Master Note, the first of such payments of interest in respect of any Advance is to be made on the date which is one month from the date of this Agreement and the remainder of such payments are to be made on the corresponding date of each succeeding month thereafter until the Master Note is paid in full.

     (d) The Borrower irrevocably authorizes the Bank to make or cause to be made, at the time of receipt of any payment of principal on the Notes, an appropriate notation on the Bank's books and records
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reflecting the receipt of such payment. The outstanding amount of the
Non-Restoring Credit Facility set forth on the Bank's books and records shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on the Bank's books and records shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Notes to make payments of principal or interest when due.

     2.4 INTEREST ON ADVANCES MADE PURSUANT TO THE NON-RESTORING CREDIT FACILITY. Except as otherwise provided in Section 3.4, Advances made pursuant to the Non-Restoring Credit Facility shall bear interest at the per annum rate during each Interest Period at the rate selected by the Borrower from the interest rate options provided below:

     (a) To the extent that an Advance under the Non-Restoring Credit Facility bears interest by reference to the Prime Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during the applicable Interest Period at a per annum rate equal to the aggregate of the Prime Rate as then in effect, plus fifty (50) basis points; and

     (b) To the extent that an Advance under the Non-Restoring Credit Facility bears interest by reference to either the LIBOR Rate or the LIBOR Advantage Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during the applicable Interest Period at a per annum rate equal to the aggregate of the LIBOR Rate or the LIBOR Advantage Rate as then in effect, plus the Applicable Margin.


     SECTION 3. CERTAIN GENERAL PROVISIONS RELATING TO ADVANCES

     3.1 LOAN REQUESTS, SELECTION OF INTEREST RATES, AND RATE CONVERSIONS.

     (a) The Borrower shall give the Bank written notice of a request for an Advance (each a "Loan Request") under the Non-Restoring Credit Facility on any Business Day, such notice being in the form of Exhibit B annexed hereto (or telephonic notice immediately confirmed in a writing in the form of Exhibit B hereto). The Loan Request for each Advance requested hereunder shall be given
(a) no later than 10:00 a.m. (New York time) on the proposed Advance date for any Prime Rate Loan, and (b) no later than 10:00 a.m. (New York time) at least two (2) Business Days prior to the proposed Advance (nor more than five (5) Business Days before the proposed Advance) for any LIBOR Rate Loan or LIBOR Advantage Rate Loan. Each such Loan Request shall specify whether the Loan is to be made under the Non-Restoring Credit Facility and shall specify: (i) the principal amount of the Advance requested, (ii) the proposed interest rate applicable to such Advance, and (iii) if any such Advance is a LIBOR Advantage Rate Loan or a LIBOR Rate Loan, the Interest Period applicable for such Advance. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Advance requested from the Bank. On the terms and subject to the conditions of this Agreement, each Advance shall be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the Borrower as shall have been specified in its Loan Request.

     (b) In the case of an Advance already made, the Borrower shall give the Bank written notice of an interest rate selection (each a "Notice of Rate Selection") in the form of Exhibit C annexed hereto) (or telephonic notice immediately confirmed in a writing in the form of Exhibit C annexed hereto) as follows: (i) for any Prime Rate Loan, no later than 10:00 a.m. (New York time) on the day prior to the last day of the Interest Period; and (ii) for any LIBOR Rate Loan or LIBOR Advantage Rate Loan, no later than 10:00 a.m. (New York time) two (2) Business Days prior to the last day of the Interest Period. Each such notice shall specify the duration of the selected Interest Period. Each interest rate selection shall be irrevocable and binding on the Borrower.

     (c) LIBOR Advantage Rate Loans and LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Advantage Rate Loans or LIBOR Rate Loan, as applicable. Upon maturity, a LIBOR Advantage Rate Loan and LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan or other interest rate as may be selected by the Borrower from the options and in accordance with the terms of this Agreement.

     (d) By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days' notice, that all, or any portion of any LIBOR Advantage Rate Loan or any LIBOR Rate Loan be converted on the last day of an Interest Period into either a LIBOR Rate Loan with a different Interest Period, or converted to a Prime Rate Loan, or continued on the last day of an Interest Period as either a LIBOR Advantage Rate Loans or LIBOR Rate Loan with a similar Interest Period (or, in the case of a LIBOR Advantage Rate Loan, the same Interest Period), provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans or LIBOR Advantage Rate Loans may be converted to, or continued as, LIBOR Rate Loans or LIBOR Advantage Rate Loans when any Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Advantage Rate Loans or LIBOR Rate Loan at least two (2) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a loan that accrues interest by reference to the Prime Rate.

     (e) If the Borrower fails or neglects to select an interest rate option in accordance with the foregoing prior to the expiration of any Interest Period, or by 10:00 a.m. (New York time) two (2) Business Days prior to the last day of the applicable Interest Period in the case of a LIBOR Advantage Rate Loan or LIBOR Rate Loan, or if the LIBOR Advantage Rate or LIBOR Rate is unavailable for any reason whatsoever, the interest rate selected shall be deemed a Prime Rate Loan, and on the last day of the applicable Interest Period of any LIBOR Advantage Rate Loan or LIBOR Rate Loan, such LIBOR Advantage Rate Loan or LIBOR Rate Loan shall be deemed converted to a Prime Rate Loan.

     (f) Without in any way limiting the Borrower's obligation to confirm in writing any telephonic notice, the Bank may act without liability upon the basis of telephonic notice believed by the Bank in good faith to be from the Borrower prior to receipt of written confirmation. In each case, the Borrower waives the right to dispute the Bank's record of the terms of such telephonic notice of rate selection in the absence of manifest error.

     3.2 PREPAYMENTS.

     (a) The Borrower may prepay any Prime Rate Loan or any LIBOR Advantage Rate Loan outstanding under the Non-Restoring Credit Facility, in whole or in part, at any time, without penalty or premium.

     (b) LIBOR Rate Loans in connection with which the Borrower has entered into Hedging Obligations with the Bank may not be prepaid unless the related Hedging Obligation is also terminated and any resulting breakage charges are paid; other LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid.

Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000.00 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. The Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount ("LIBOR Rate Loan Prepayment Fee") determined by the Bank pursuant to the following formula:

     (i) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

     (ii) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid. If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

     (iii)the amount of the LIBOR Rate Loan being prepaid.

          The resulting amount shall be divided by:
     (iv) 360
          and multiplied by:

     (v) the number of days remaining in the Interest Period as to which the prepayment is being made.

          Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.

          The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

     (c) If by reason of an Event of Default the Bank elects to declare any Loan(s) to be immediately due and payable, then any yield maintenance fee with respect to such Loan(s) shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment. Any prepayment hereunder will be applied first to the payment of all accrued interest to the date of the prepayment and the remainder to the outstanding principal. Further, in the case of any prepayments of the Notes which do not simply represent the conversion of a LIBOR Rate Loan to a Prime Rate Loan, any amounts applied against principal shall be applied against scheduled installments of principal due thereon in the inverse order of maturity.

     3.3 LATE CHARGE. The Bank may collect a late charge not to exceed five percent (5.0%) of any installment of principal or interest on any Loan, or of any other amount due to the Bank which is not paid or reimbursed by the Borrower within ten (10) days of the due date thereof to defray the cost and extra expense involved in handling such delinquent payment and the increased risk of non-collection. In all events, the minimum late charge shall be $35.00.

     3.4 DEFAULT INTEREST RATE. Upon the occurrence of an Event of Default or after maturity or after judgment has been rendered on the Notes, the unpaid principal balance of any one or more of such Notes, at the option of the Bank, shall bear interest at a rate which is the lesser of (i) four (4) percentage points per annum greater than the Prime Rate or (ii) the maximum interest rate permitted by law (the "Default Rate") and the Borrower's right to select pricing options shall cease. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of any Advance evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

     3.5 COMPUTATIONS. All computations of interest on the Advances shall, unless otherwise expressly provided herein, be made on the basis of a three hundred sixty (360)-day year and actual days elapsed.


     3.6 AUTHORIZATION TO CHARGE ACCOUNT. The Bank is authorized to and shall charge principal and interest and all other amounts due hereunder and under the Notes to any account of the Borrower when and as it becomes due.

     3.7 CERTAIN PROVISIONS RELATING TO LIBOR RATE LOANS.

     (a) Each LIBOR Rate Loan shall be made in a minimum amount of One Hundred Thousand Dollars ($100,000.00) and integral multiples of Ten Thousand Dollars ($10,000.00).

     (b) The Borrower shall not be permitted to convert any Advance to a LIBOR Rate Loan after an Event of Default and during the continuance thereof.

     (c) If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

     (d)  If the Bank shall have determined that:

     (i) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market;

     (ii) by reason of circumstances affecting the Bank in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration; or

     (iii)LIBOR no longer adequately reflects the Bank's cost of funding loans;

then, upon notice from the Bank to the Borrower, the obligations of the Bank under this Agreement to make or continue any Advances as, or to convert any Advances into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

     (e) In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

     (i) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.7(c), 3.7(d) or otherwise;

     (ii) any loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

     (iii)any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

     (iv) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto;

The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Bank within thirty (30) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. The Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

     (f) If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (i) shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank's principal executive office is located); or

     (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within thirty (30) days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction. A certificate as to the amount of the increase shall be submitted by the Bank to the Borrower. The Bank shall allocate the effect of such increase in cost among its customers in good faith.

     (g) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person's capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon ten (10) days notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. The Bank shall allocate the effect of such reduction among its customers in good faith.

     (h) All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes. In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

     (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

     (ii) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

     (iii) pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

     The Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Notes and this Agreement and the making of any Advances until the Notes are fully paid and this Agreement is terminated) that:

     4.1 EXISTENCE AND POWER. (a) The Borrower is and will continue to be, duly organized and validly existing and in good standing under the laws of the State of Delaware; (b) the Borrower is qualified and in good standing to do business in all other jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; (c) the Borrower has the power to execute and deliver this Agreement, the Notes, the Related Agreements and to borrow hereunder; and (d) the Borrower has all requisite permits, authorizations and licenses, without unusual restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged, all of which are in full force and effect.

     4.2 AUTHORITY. The making and performance by the Borrower of this Agreement and the Related Agreements has been authorized by all necessary corporate action. The execution and delivery of this Agreement, the Notes and the Related Agreements, the consummation of the transactions herein and therein contemplated, the fulfillment of or compliance with the terms and provisions hereof and thereof, (a) are within its powers, (b) will not violate any provision of law or of its organizational documents, or (c) will not result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower pursuant to any indenture or bank loan or credit agreement (other than those with the Bank) or other agreement or instrument to which the Borrower is a party. Except as provided in Schedule 4.2, no approval, authorization, consent or other order of or registration or filing with any person, entity or governmental body is required in connection with the making and performance of this Agreement, the Notes or the Related Agreements.

     4.3 FINANCIAL CONDITION. The financial statements contained in the Borrower's Annual Report on Form 10-K for the year ended December 31, 2001 and in the Borrower's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, as filed with the U.S. Securities and Exchange Commission (the "Borrower's SEC Documents"), heretofore delivered to the Bank, were prepared in conformity with GAAP except, in respect of interim statements, with respect solely to footnotes and subject to customary year-end adjustments and fairly present the financial condition and the results of operations of the Borrower for the periods and as of the dates thereof. There are no direct or contingent liabilities not disclosed that would be required to be disclosed under GAAP in such statements or in Schedule 4.3 hereto. Since the date of the latest financial statement delivered to the Bank, there has been no material adverse change in the assets, liabilities, financial condition, business or prospects of the Borrower and other than the stated dividend on the Series Q Preferred Stock, no Dividends have been declared or made to shareholders.

     4.4 INFORMATION COMPLETE. Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by the Borrower pursuant to the terms hereof is, or will be at the time the same is furnished, accurate and complete in all material respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

     4.5 STATUTORY COMPLIANCE. The Borrower is in material compliance with all federal, state, county and municipal laws, ordinances, rules or regulations applicable to it, its property or the conduct of its business, including, without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment.

     4.6 LITIGATION. Except such as are disclosed in Schedule 4.6 hereto, no proceedings by or before any private, public or governmental body, agency or authority and no litigation is pending, or, so far as is known to the Borrower or any of its officers, threatened against it.

     4.7 SUBSIDIARIES, AFFILIATES. The Borrower has no Subsidiaries or Affiliates other than those shown on Schedule 4.7 attached hereto, and the Borrower has not otherwise invested in the stock, common or preferred, or invested in any other ownership interest of any corporation or other entity and there are no fixed, contingent or other obligations on the part of the Borrower to issue any additional shares of its capital stock or other ownership interests, except as reflected in the Borrower's SEC Documents.

     4.8 EVENTS OF DEFAULT. No Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 9, with the lapse of time and/or the giving of a notice specified therein, would constitute such an Event of Default.

     4.9 USE OF PROCEEDS. The Borrower shall use the proceeds of each Advance under the Non-Restoring Credit Facility for refinancing existing indebtedness, including, but not limited to, the IDR Bonds leasehold improvements and purchasing equipment provided that no part of such proceeds will be used, in whole or in part, for the purpose of (a) acquiring all or substantially all of the assets or stock of any person, entity or corporation, or (b) purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

     4.10 VALIDITY. This Agreement, the Notes and all Related Agreements, upon the execution and delivery thereof, will be legal, valid, binding and enforceable obligations of the Borrower in accordance with the terms of each.

     4.11 TITLE TO PROPERTY. The Borrower has good and marketable title to its properties and assets subject to no mortgage, pledge, lien, security interest, encumbrance or other charge, except those, if any, set forth in Schedule 4.11 hereto (the "Permitted Liens").

     4.12 TAXES.

     (a) The reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto is at least equal to the amount of the unpaid Taxes of the Borrower plus the amount of any unpaid Taxes for which the Borrower is liable under Treas. Reg.
section 1.1502-6, or as a transferee of the assets of, or successor to, any person, other than Borrower and its Subsidiaries. There are no Tax liens (other than liens for current Taxes not yet due and payable) upon the properties or assets of the Borrower.

     (b) All material federal, state, local and foreign income, corporation and other tax returns have been filed for Borrower, and all other material filings in respect of Taxes have been made for Borrower, for all periods through and including the date of this Agreement as required by applicable law. All Taxes shown as due on all such tax returns and other filings have been paid.

     (c) The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Borrower, are correct and in compliance with the Internal Revenue Code and the regulations thereunder.

     4.13 BUSINESS NAME. The Borrower conducts its business solely in its own name without the use of a trade name or the intervention of or through any other entity of any kind, other than as disclosed on Schedule 4.13 hereto.

     4.14 LOCATIONS. All books and records relating to the Borrower's assets are located at the Borrower's chief executive offices as set forth above and its other places and locations, where its assets are located, are as set forth on
Schedule 4.14 hereto.

     4.15 CAPITALIZATION. The authorized capital stock of the Borrower consists of 25,000,000 shares of Common Stock, $.01 par value per share, 11,587,208 of which was issued and outstanding as of September 12, 2002, and 10,000,000 shares of Preferred Stock, $.01 par value per share, 59,650 of which were issued and outstanding as of September 12, 2002. All of such shares (i) are validly issued, fully paid and nonassessable and (ii) are free of preemptive rights. The issued and outstanding capital stock of the Borrower is as set forth in the Borrower's SEC Documents. Except as set forth in the Borrower's SEC Documents, there are no shares of capital stock of the Borrower held in the treasury and no shares of capital stock of the Borrower are currently reserved for issuance for any purpose or upon the occurrence of any event or condition. Except as set forth in the Borrower's SEC Documents, there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Borrower issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Borrower, or any Affiliates to cause the Borrower, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of the Borrower. Except as set forth in the Borrower's SEC Documents, there are no outstanding contractual obligations the Borrower which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Borrower or the management or operation of the Borrower. Except as set forth in the Borrower's SEC Documents, no person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Borrower or any component or portion thereof, or any increase or decrease in any of the foregoing.

     4.16 SUFFICIENCY OF ASSETS. To the best of the Borrower's knowledge, all of the tangible assets and properties of the Borrower, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. To the best of the Borrower's knowledge, the Borrower owns or has a right to use all the assets, properties, rights, know-how, key personnel, processes and ability which are required for or currently used in connection with the operation of its business as it is presently conducted. Such assets, properties and rights were sufficient to produce the income for the fiscal year ended December 31, 2001, as shown on the financial statements previously submitted to the Bank.

     4.17 NOTICES OF ENVIRONMENTAL PROBLEMS. The Borrower and any tenants of the Borrower have not given nor have they received, any notice that: (a) there has been a release, or there is a threat of release, of toxic substances or hazardous wastes from any real property owned or operated by the Borrower; (b) the Borrower or any tenants of the Borrower may be or is liable for the costs of cleaning up or responding to a release of any toxic substances or hazardous wastes; or (c) any of such real property is subject to a lien for any liability arising from costs incurred in response to a release of toxic substances or hazardous wastes.

     4.18 INTELLECTUAL PROPERTY. A true and complete list of all of the trademarks, tradenames, service marks, patents and copyrights (including any registrations of or pending applications for any of the foregoing) currently used by the Borrower in the conduct of its business is disclosed on Schedule
4.18 annexed. The Borrower represents that except as disclosed in the Borrower SEC Documents and except for any such matters as would not be likely to have a material adverse effect on the Borrower's business as a whole:

     (a) all of its intellectual property is owned or licensed by the Borrower free and clear of all liens, and the Borrower has not granted any license or agreed to pay or receive any royalty in respect of any intellectual property;

     (b) none of the Borrower's intellectual property has been or is the subject of any pending to the Borrower's knowledge threatened litigation or claim of infringement;

     (c) to the best of the Borrower's knowledge no license or royalty agreement to which the Borrower is a party is in breach or default by any party thereto or the subject of any notice of termination given or threatened;

     (d) to the best of the Borrower's knowledge, the products manufactured or sold by the Borrower and any process, method, part, design, material or other intellectual property it employs, and the marketing and use by the Borrower of any such product, service or other intellectual property, do not infringe any intellectual property or confidential or proprietary rights of another, and the Borrower has not received any notice contesting its right to use any intellectual property;

     (e) The Borrower owns or possesses adequate rights in perpetuity in and to all intellectual property necessary to conduct its business as presently conducted; and

     4.19 PERMITS. The Borrower has obtained all licenses, certificates, permits, franchises, rights, code approvals and private product approvals, whether federal, state, local or foreign, which are necessary or required for the lawful operation of the business of the Borrower as presently conducted, except to the extent that a failure to obtain such licenses, certificates, permits, franchises, rights, code approvals or private product approvals would not materially and adversely affect its business as a whole.

     4.20 INSURANCE. The list on Schedule 4.20 annexed hereto contains an accurate and complete listing of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Borrower (or its assets or business), and the Borrower has heretofore delivered to the Bank a true and complete copy of all such policies, including all occurrence-based policies applicable to the Borrower (or its business). All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of law and (ii) all contracts to which the Borrower is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Borrower.

     4.21 EMPLOYMENT AND LABOR MATTERS. The Borrower has and currently is conducting its business in full compliance with applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, affirmative action, and nondiscrimination in employment, except to the extent that a failure to so comply would not materially and adversely affect its business as a whole.

                         SECTION 5. CONDITIONS PRECEDENT

     5.1 INITIAL ADVANCES. The initial Advance under the Non-Restoring Credit Facility shall be subject to the following conditions precedent:

     (a) Proof of Action. The Bank shall have received such documents evidencing the each of the Borrower's power to execute and deliver this Agreement, the Notes and the Related Agreements as the Bank or its counsel shall reasonably request.

     (b) The Notes, Related Agreements and Documents. The Borrower shall have delivered to the Bank this Agreement, the Related Agreements and such other documents as the Bank may reasonably request.

     (c) Approval of Bank Counsel. All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Bank.

     (d) Opinion of Counsel. The Bank shall have received from counsel for the Borrower a written opinion satisfactory, in form and substance, to the Bank and its counsel.

     (e) Subordinated Debt. Without limiting the generality of Section 5.1(b), the Bank shall have received subordination agreements in form and substance satisfactory to the Bank pursuant to which the Subordinated Debt, if any, set forth on Schedule 5.1(e) shall have been subordinated to the prior payment in full of the Notes and all other obligations now or hereafter owing to the Bank by the Borrower.

     (f) The Bank shall have received an assignment and consent with respect to the Intercreditor agreement governing the relationship between the Borrower, the Trustee of the IDR Bonds and the equipment lenders being paid out by the Bank pursuant to advances hereunder, such assignment and consent to be in a form acceptable to the Bank.

     5.2 SUBSEQUENT ADVANCES. Every subsequent Advance under any the Non-Restoring Credit Facility shall be subject to the following conditions precedent that:

     (a) No Event of Default. No Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 9, with the lapse of time and/or the giving of notice as specified therein, would constitute an Event of Default.

     (b) No Material Adverse Change. There has been no material adverse change (as determined solely by the Bank) in the assets, liabilities, financial condition or business of the Borrower since the date of any financial statements delivered to the Bank before or after the date of this Agreement.

     (c) Representations and Warranties. That the representations and warranties contained in Sections 4.1 through 4.21 are true and correct in all material respects, and that the Borrower shall have so certified to the Bank. Any request for a borrowing shall be deemed a certification by the Borrower as to the truth and accuracy of the representations and warranties contained in Sections 4.1 through 4.21 as of the date of such request.

                        SECTION 6. AFFIRMATIVE COVENANTS

     Unless the Bank consents in writing, the Borrower covenants and agrees that, until (i) the expiration or termination of any obligation on the part of the Bank to make an Advance, and (ii) payment in full of all of the Notes and the complete performance of all obligations hereunder and under any Related Agreement, it shall:

     6.1 FINANCIAL STATEMENTS; NOTICE OF DEFAULT. Deliver to the Bank:

     (a) quarterly reports of the Borrower: within forty five (45) days after the close of each of the first three fiscal quarters of the Borrower in each fiscal year, the Borrower shall furnish the Bank with:

                     (i) a Certificate of Compliance in the form of Exhibit D certifying that, as of the end of the applicable period, the Borrower is in full compliance with all affirmative, negative and financial covenants set forth in this Agreement and certified by an officer of the Borrower as accurate, true and complete; and

                     (ii) financial statements including a balance sheet as of the close of such period and statements of income and retained earnings and cash flows for the period then ended, prepared by the Borrower and certified by an officer of the Borrower as accurate, true and complete; such quarterly reports shall correspond to the information contained in the Borrower's financial statements as filed with the Securities and Exchange Commission on Form 10-Q;

     (b) annual reports of the Borrower: within one hundred twenty (120) days after the close of each fiscal year of the Borrower, the Borrower shall furnish the Bank with financial statements including a balance sheet as of the close of such year and statements of income and retained earnings and cash flows for the year then ended, accompanied by a report thereon, audited in conformity with GAAP by a firm of independent certified public accountants reasonably acceptable to the Bank; such annual reports shall correspond to the information contained in the Borrower's financial statements as filed with the Securities and Exchange Commission on Form 10-K;

     (c) projections: no later than thirty (30) days before the end of each fiscal year, financial projections for the next fiscal year prepared by the Borrower in a form reasonably acceptable to the Bank, with the Bank agreeing to keep such projections confidential so as not to create a violation of Regulation FD promulgated under the Securities and Exchange Act of 1934;

     (d) additional information: promptly upon the Bank's written request, such information (not otherwise required to be delivered by this Section 6.1) about the financial condition, business and operations of the Borrower and/or any Affiliate as the Bank may, from time to time, reasonably request. Upon becoming aware of any Event of Default or of any Default, the Borrower will promptly deliver written notice thereof to the Bank.

     All financial statements delivered to the Bank shall be (if applicable) consolidated, consolidating and/or individual statements, as the Bank shall require.

     6.2 INSURANCE. (a) Keep its properties insured against fire and other hazards (so called "All Risk" coverage) in amounts and with companies reasonably satisfactory to the Bank to the same extent and covering such risks as is customary in the same or a similar business, but in no event in an amount less than the full insurable value thereof, which policies shall name the Bank as loss payee and/or mortgagee, as its interest may appear, (b) maintain public liability coverage against claims for personal injuries or death, and (c) maintain all worker's compensation, employment or similar insurance as may be required by applicable law. Such All Risk property insurance coverage shall provide for a minimum of thirty (30) days' written cancellation notice to the Bank. The Borrower further agrees to deliver copies of certificates of insurance for all of the aforesaid insurance policies to the Bank, and, upon request, to provide the Bank with copies of the insurance policies. In the event of any loss or damage exceeding deductible amounts to any of the Borrower's assets, including any collateral securing the Notes, the Borrower shall give immediate written notice to the Bank and to its insurers of such loss or damage and shall promptly file proofs of loss with said insurers.

     6.3 COMPLIANCE WITH LAWS; PAYMENT OF TAXES AND OTHER LIENS. Comply with all federal, state, county and municipal laws, rules, ordinances and regulations applicable to the Borrower, its business or property, including without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment. The Borrower shall pay, or cause to be paid, all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it or its property which, if unpaid, might become a lien or charge against it or its property, except liabilities being contested in good faith with the prior written consent of the Bank and against which, if requested by the Bank, it shall maintain reserves in amount and in form (book, cash, bond or otherwise) satisfactory to the Bank.

     6.4 CHIEF EXECUTIVE OFFICES AND PLACES OF BUSINESS. Maintain its chief executive offices, principal places of business and locations of assets at the locations set forth in this Agreement. It shall promptly give the Bank written notice of any change in any of such addresses. All business records, including those pertaining to all accounts and contract rights, shall be kept at the said chief executive offices and principal place of business, unless prior written notice of such change of location is furnished to the Bank.

     6.5 INSPECTION. Allow the Bank by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any Related Agreement, instrument or document is being performed and for the purpose of examining assets and the records relating thereto, to enter its offices, residence, and plants to examine or inspect any of the properties, books and records or extracts therefrom and to make copies thereof and to discuss the affairs, finances and accounts thereof with it and its accountants, all at such reasonable times and as often as the Bank may reasonably request, but not more frequently than one time per fiscal year so long as there has not theretofore occurred and Event of Default. Upon the occurrence and any continuance of an Event of Default, the Bank may conduct any such examinations or inspections as it may deem necessary or appropriate in its sole discretion. Notwithstanding the foregoing and without limiting same, the Bank shall be permitted to conduct an annual field exam, and the Borrower shall reimburse the Bank for the costs associated with such filed exam.

     6.6 LITIGATION. Promptly advise the Bank of the commencement of or threat of litigation, including arbitration proceedings and any proceedings before any governmental agency, which might have an adverse effect upon its assets, liabilities, financial condition or business, or where the amount involved is $250,000.00 or more.

     6.7 NOTICES OF ENVIRONMENTAL AND LABOR ACTIONS AND CLAIMS. Immediately notify the Bank in writing of (a) any material enforcement, clean-up, removal or other action instituted or threatened by any federal, state, county or municipal authority or agency pursuant to any public health, safety or environmental laws, rules, ordinances and regulations, (b) any and all material claims made or threatened by any third party against the Borrower or any real property owned or operated by it relating either to the existence of, or damage, loss or injury from any toxic substances or hazardous wastes or any other conditions constituting actual or potential violations of such laws, rules, ordinances or regulations and (c) any material enforcement or compliance action, instituted or threatened or claim made or threatened by any federal or state authority relating to the employment of labor or employee benefits.

     6.8 MAINTENANCE OF EXISTENCE. Continue to conduct its business as presently conducted, maintain its existence and maintain its properties in good repair, working order and operating condition. The Borrower shall immediately notify the Bank of any event causing material loss or unusual depreciation in the value of its business assets and the amount of same.

     6.9 PERFORMANCE. Comply with all terms and conditions of this Agreement, the Related Agreements and the Notes.

     6.10 DEPOSITS. Maintain the Bank as its principal bank of deposit and account.

                          SECTION 7. NEGATIVE COVENANTS

     Unless the Bank consents in writing, the Borrower covenants and agrees that, until (a) the expiration or termination of any obligation on the part of the Bank to make an Advance and (b) payment in full of all of the Notes and the complete performance of all obligations hereunder and under any Related Agreement, it shall not:

     7.1 ENCUMBRANCES AND AGREEMENTS NOT TO PLEDGE.

     (a) Incur or permit to exist any lien, mortgage, security interest, pledge, charge or other encumbrance against any of the collateral, whether now owned or hereafter acquired (including, without limitation, any lien or encumbrance relating to any response, removal or clean-up of any toxic substances or hazardous wastes), except: (i) Permitted Liens as set forth on Schedule 4.11 hereto and liens in favor of the Bank, as contemplated pursuant to this Agreement; (ii) pledges or deposits in connection with or to secure worker's compensation and unemployment insurance; (iii) tax liens which are being contested in good faith; and (iv) liens, mortgages, security interests, pledges, charges or other encumbrances in favor of the Bank or specifically permitted, in writing, by the Bank. The Borrower shall also grant the Bank the right to match any subsequent working capital financing proposals prepared by any other lender and/or financial institution which the Borrower may obtain from time to time in its ordinary course of business. If the Bank elects to not match any working capital financing proposal, then so long as no Event of Default exists, the Bank will permit such working capital financing to occur so long as in a case where such new lender is requiring a junior security interest in the Collateral, the appropriate parties enter into an intercreditor agreement in form and substance satisfactory to the Bank.

     (b) Enter into or permit to exist any agreement, arrangement or understanding, either oral or in writing, with any person or entity other than the Bank, which restricts or prohibits the Borrower from incurring or permitting to exist any lien, mortgage, security interest, pledge, charge or other encumbrance on all or any portion of the Borrower's property or assets.

     7.2 [INTENTIONALLY OMITTED.]

     7.3 DISPOSITION OF ASSETS. Sell, lease, pledge, transfer or otherwise dispose of all or any of the collateral (other than the disposition of inventory in the ordinary course of business as presently conducted or replacement of obsolete equipment), whether now owned or hereafter acquired, except for Permitted Liens and liens or encumbrances required or permitted hereby or by any Related Agreement.

     7.4 [INTENTIONALLY OMITTED.]

     7.5 CONSOLIDATION, MERGER, OR CONVERSION. Without the Bank's prior written consent, merge, consolidate or convert with or into any other corporation or entity; and, for the purposes of this Section 7.5, the acquisition of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any corporation or entity shall be deemed to be a consolidation with such corporation or entity.

     7.6 [INTENTIONALLY OMITTED.]

     7.7 [INTENTIONALLY OMITTED.]

     7.8 DIVIDENDS. Declare, pay, authorize or make any Dividend, except that the Borrower may pay Dividends so long as the Borrower is thereafter in compliance with all covenants (financial and otherwise) upon the payment of any such Dividends. This agreement shall not be construed as prohibiting or restricting the payment of the Stated Dividend on the Borrower's Series Q Preferred Stock in accordance with the terms thereof; provided, that the Borrower shall promptly notify the Bank if the payment of any such dividend causes the Borrower not to be in compliance with any financial covenant set forth in Section 8 below.

     7.9 TRANSACTIONS WITH SUBSIDIARIES AND AFFILIATES. Enter into, or be a party to, any transaction with any Subsidiary or Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm's-length transaction with a person other than a Subsidiary or an Affiliate.

     7.10 CHANGE OF NAME OR LOCATION. Without the Bank's prior written consent, change its name or conduct its business under any trade name or style other than as hereinabove set forth or change its chief executive office, place of business or the present location of its assets or records relating thereto from those address hereinabove set forth.

     7.11 [INTENTIONALLY OMITTED.]

     7.12 [INTENTIONALLY OMITTED.]

     7.13 CONDUCT OF BUSINESS ACCOUNTING METHODS. Without the Bank's prior written consent, make or consent to a material change in the manner in which the business of the Borrower is conducted or in its method of accounting except as required to comply with the federal securities laws and the rules of the Securities and Exchange Commission.


                         SECTION 8. FINANCIAL COVENANTS

     Unless the Bank consents in writing, the Borrower covenants and agrees that, until (a) the expiration or termination of any obligation on the part of the Bank to make an Advance and (b) payment in full of all of the Notes and the complete performance of all obligations hereunder and under any Related Agreement

     8.1 CALCULATION OF FINANCIAL COVENANTS. The calculation of the financial covenants set forth in this Section 8 shall be measured against the financial statements required to be delivered to the Bank pursuant to Section 6.1 of this Agreement. All financial covenants shall be measured by the Borrower on a consolidated basis and tested quarterly as of the final day of each fiscal quarter commencing with the period ending _______________ ___, 2002.

     8.2 FIXED CHARGE COVERAGE RATIO. The Borrower shall not permit its Fixed Charge Coverage Ratio to be less than the ratio of 1.50 to 1.00, such Fixed Charge Coverage Ratio being measured as of each fiscal quarter end for the four
(4) fiscal quarters most recently ended as of the measurement date.

     8.3 LEVERAGE RATIO. The Borrower shall not permit its Leverage Ratio to exceed the ratio of 1.50 to 1.0.

     8.4 MINIMUM CURRENT RATIO. The Borrower shall maintain a Current Ratio equal to or greater than 1.25 to 1.00.

                     SECTION 9. EVENTS OF DEFAULT; REMEDIES

     If any one or more of the following events ("Events of Default", or, if giving of notice or the lapse of time or both is required, then, prior to such notice and lapse of time, "Defaults") shall occur:

     9.1 (a) Failure to make due payment of the principal of the Notes, or in the payment of interest on the Notes or in the payment of any other liability owing by the Borrower to the Bank, now existing or hereinafter incurred, within ten (10) days after such payment is due or (b) any Related Agreement ceases to be in full force and effect or any party to any Related Agreement notifies the Bank that such party has no continuing obligation to pay or perform in accordance with the terms of the applicable Related Agreement; or

     9.2 Failure by the Borrower to observe or perform any covenant contained in Sections 6 or 7 hereof within ten (10) days after notice from the Bank and an opportunity to cure any such covenant violation that is susceptible to being cured, or failure by the Borrower or any Affiliate or any other party executing a Related Agreement to perform any act, duty, obligation or other agreement contained in this Agreement, the Notes or any Related Agreement and not otherwise constituting an Event of Default hereunder, within ten (10) days after notice from the Bank and an opportunity to cure any such covenant violation that is susceptible to being cured; or

     9.3 Failure by the Borrower to observe or perform any covenant contained in
Section 8 hereof; or

     9.4 Any representation or warranty made by the Borrower herein or in any Related Agreement, or any written statement, certificate or other data furnished by the Borrower in connection herewith or with any Related Agreement, proves to have been incorrect in any material respect when made or furnished; or

     9.5 A judgment or judgments for the payment of money in excess of $250,000.00 shall be rendered against the Borrower or any Affiliate, and any such judgment shall remain unsatisfied and in effect for any period of thirty
(30) consecutive days without a stay of execution; or

     9.6 Any levy, seizure, attachment, garnishment, execution or similar process shall be issued or levied on any of the Borrower's or Affiliate's property, which secures a claim in excess of $250,000.00 and is not discharged within 30 days; or

     9.7 The Borrower or any Affiliate shall (a) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) take any action for the purpose of effecting any of the foregoing; or

     9.8 An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower or any Affiliate, without the application, approval or consent of the Borrower or such Affiliate by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or such Affiliate or appointing a receiver, trustee, conservator or liquidator of the Borrower or such Affiliate or of all or a substantial part of its assets and the Borrower or such Affiliate, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

     9.9 The Borrower or any Affiliate shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge, consolidate or convert, or be merged, consolidated or converted with or into any other corporation or entity other than a Subsidiary with the Borrower remaining as the survivor entity; or

     9.10 [Intentionally omitted.]

     9.11 The suspension of business for cause, other than strike, casualty or other cause beyond the Borrower's control and in the event of such suspension for cause beyond the Borrower's control, failure to resume operations as soon as possible; or

     9.12 Participation in any illegal activity or in any activity, whether or not related to the business of the Borrower, that may subject the assets of the Borrower to (i) a restraining order or any form of injunction issued by any federal or state court, or (ii) seizure, forfeiture or confiscation by any federal or state governmental instrumentality; or

     9.13 Failure by the Borrower or any Affiliate to pay any other material Indebtedness or obligation, whether contingent or otherwise, which failure continues beyond any applicable grace or cure periods, or if any such other Indebtedness or obligation shall be accelerated, or if there exists any event of default as defined under any instrument, document or agreement governing, evidencing or securing such other Indebtedness or obligation; or

     9.14 Loss, theft, substantial damage, destruction, sale or encumbrance of any material portion of the Collateral not otherwise covered by insurance or the making of any levy, seizure or attachment thereof or thereon, or the placing of any lien or liens thereon or generally on the property of Borrower by the United States of America or any federal, state or local governmental agency or authority;

then, and in any such event, the Bank may, by notice in writing to the Borrower, accelerate the Notes, declare the then outstanding principal balance and all interest accrued on the Notes and the other Related Agreements and all applicable late charges and surcharges and all other liabilities and obligations of the Borrower to the Bank to be, and they shall thereupon forthwith become, immediately due and payable, without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower; provided, that upon the occurrence of any Event of Default described in Section 9.7 or Section 9.8 above, all such amounts shall become immediately due and payable automatically and without the requirement of notice from the Bank, and also without presentment or demand for payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower.

     9.15 TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in Sections 9.7 or 9.8 shall occur, any unused portion of the Loans shall forthwith terminate and the Bank shall be relieved of all further obligations to make any Advances to the Borrower, and the Bank shall be relieved of all further obligations to issue, extend or renew letters of credit. If any other Event of Default shall have occurred and be continuing, the Bank may by notice to the Borrower, terminate the unused portion of the Loans, and upon such notice being given such unused portion of the Loans shall terminate immediately and the Bank shall be relieved of all further obligations to make any Advances, and the Bank also shall be relieved of all further obligations to issue, extend or renew letters of credit. No termination of the Loans shall relieve the Guarantor or the Borrower of their obligations hereunder and/or under any of the Notes or other Related Agreements.

                            SECTION 10. MISCELLANEOUS

     10.1 WAIVERS.

     (a) The Borrower hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notices of advances made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description with the sole exception of any notice of an Event of Default as is expressly required by Section 9. With respect to this Agreement, the Related Agreements, the Notes and any collateral now or hereafter securing the Notes, the Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of any collateral now or hereafter securing the Notes, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection or protection of any collateral now or hereafter securing the Notes or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof. The Bank may exercise its rights with respect to any collateral without resorting or regard to other collateral now or hereafter securing the Notes or sources of reimbursement for liability. The Bank shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the liabilities of the Borrower or any collateral now or hereafter securing any such liabilities unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke any permission or waiver previously granted to the Borrower, such revocation shall be effective whether given orally or in writing. All rights and remedies of the Bank with respect to this Agreement, the Related Agreements, the Notes or any collateral now or hereafter securing the Notes, whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently.

     (b) WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BANK AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

     (c) The Borrower acknowledge that the transaction of which this Agreement is a part is a commercial transaction.

     (d) Any Default or Event of Default may be waived by the Bank in writing at its sole discretion as provided in Section 10.1(a). Any Default or Event of Default so waived by the Bank in writing shall be deemed to have been cured and to be not continuing; but no such waiver shall extend to or affect any subsequent like Default or Event of Default or impair any rights arising therefrom.

     10.2 NOTICES. All notices, requests or demands to or upon a party to this Agreement shall be given or made by the other party hereto in writing, directed to the applicable party at the addresses indicated below or to such other addresses as such addressee may have designated in writing to the other party hereto. No other method of giving any notice, request or demand is hereby precluded.

     If to the Bank:             Citizens Bank of Massachusetts
                                 28 State Street
                                 Boston, MA  02109
                                 Attn:  Mr. Raymond C. Hoefling, Vice President

     With a copy to:             Seyfarth Shaw
                                 World Trade Center East
                                 Two Seaport Lane, 3rd Floor
                                 Boston, MA  02210-2028
                                 Attn: Louis J. DiFronzo, Jr., Esquire

     If to the Borrower:         Able Laboratories, Inc.
                                 200 Highland Avenue, Suite 301
                                 Needham, Massachusetts 02494
                                 Attn: Mr. Jay Wadekar, President
                                 and
                                 Able Laboratories, Inc.
                                 6 Hollywood Court
                                 South Plainfield, New Jersey 07080
                                 Attn:  Mr. Jay Wadekar, President

     With a copy to:             Foley Hoag LLP
                                 155 Seaport Boulevard
                                 Boston, Massachusetts  02210
                                 Attn:  David A. Broadwin, Esq.

     Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt or refusal of delivery, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy as otherwise provided in this Section 10.2), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in this Section 10.2 or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any party caused as a result of substitution of counsel or such party's change of address, telecopy or facsimile and such party's failure to notify the parties hereto of such change shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     10.3 EXPENSES; ADDITIONAL DOCUMENTS. The Borrower will pay all taxes levied or assessed upon the principal sum of the Advances made against the Bank and all reasonable costs and expenses arising out of the preparation, administration, amendment, waiver, modification, protection, collection and/or other enforcement of this Agreement, the Related Agreements, the Notes, or of any collateral or security interest now or hereafter granted to secure the Notes or security interest or lien granted under any Related Agreement and the Notes (including, without limitation, counsels' reasonable fees). The Borrower will permit the Bank or its agents to enter its property upon reasonable notice and at a time that is least intrusive to business operations and to appraise assets now or hereafter constituting collateral from time to time and shall reimburse the Bank upon demand for the reasonable costs thereof. The Borrower will, from time to time, at its expense, execute and deliver to the Bank all such other and further instruments and documents and take or cause to be taken all such other and future action as the Bank shall request in order to effect and confirm or vest more securely all rights contemplated by this Agreement or any Related Agreement.

     10.4 PLEDGE TO THE FEDERAL RESERVE. The Bank may at any time pledge all or any portion of its rights under the loan documents including any portion of the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the loan documents.

     10.5 REPLACEMENT OF DOCUMENTS. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of the Notes or any Related Agreement which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Notes or other Related Agreement, the applicable Borrower will issue, in lieu thereof, a replacement note or other agreement in the same principal amount thereof and otherwise of like tenor.

     10.6 INDEMNIFICATION. The Borrower shall indemnify, defend, and hold the Bank and any employee, officer, or agent of the Bank (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by any Guarantor or endorser of any of the Notes, or any other person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the Bank's relationship with the Borrower or endorser of the Notes (each of which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Bank's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Bank and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith.

     10.7 LIEN AND SET OFF. Upon the occurrence of an Event of Default, the Borrower hereby grants to the Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Citizens Financial Group, Inc., or in transit to any of them. At any time after the occurrences of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE NOTES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLE WAIVED.

     10.8 PAYMENTS. All payments made by the Borrower to the Bank should be in lawful money of the United States in immediately available funds. The Bank is authorized (but not required) to charge principal and interest and all other amounts due hereunder, under any Related Agreement and under the Notes to any account of the Borrower when and as it becomes due.

     10.9 GOVERNING LAW. This Agreement, the Related Agreements and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. The Borrower agrees that the execution of this Agreement and Related Agreements and the performance of the Borrower's obligations hereunder and thereunder shall be deemed to have a situs in the Commonwealth of Massachusetts, and the Borrower shall be subject to the personal jurisdiction of the courts of the Commonwealth of Massachusetts with respect to any action the Bank or its successors or assigns may commence hereunder or thereunder. Accordingly, the Borrower hereby specifically and irrevocably consents to the jurisdiction of the courts of the Commonwealth of Massachusetts with respect to all matters concerning this Agreement, the Related Agreements, the Notes or the enforcement of any of the foregoing.

     10.10. SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of the Notes, shall continue in full force and effect until all amounts payable on account of the Notes, the Related Agreements and this Agreement shall have been paid in full and this Agreement has been terminated.

     10.11 SEVERABILITY. If any provision of this Agreement shall to any extent be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Agreement shall not be affected.

     10.12 INTEGRATION; MODIFICATIONS. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. No modification or amendment hereof shall be effective unless the same shall be in writing and signed by the parties hereto.

     10.13 ASSIGNMENTS. The Borrower may not assign any of its obligations hereunder or under any Related Agreement to any person without the prior written consent of the Bank. The Bank may, without notice to or consent of the Borrower, or any other person, sell, assign, grant a participation in or otherwise dispose of all or any portion of the Notes, this Agreement and the Related Agreements, provided that the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. In connection therewith, the Bank may disclose to a prospective purchaser, assignee, participant or transferee, any information possessed by the Bank relating to the Borrower, the Loans and the collateral securing same, provided that the Bank shall use commercially reasonable efforts to require such prospective purchasers, assignees, participants or transferees to agree in writing to maintain the confidentiality of such information in a form acceptable to the Bank.

     10.14 INCREASED COSTS; ILLEGALITY.

     (a) If, due to either (i) the enactment of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request form any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the date hereof, there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Advance, then the Borrower shall from time to time, upon ten (10) days' written demand by the Bank pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost. A certificate as to the amounts of such increased cost, submitted to the Borrower by the Bank, shall be conclusive and binding on Borrower for all purposes, absent error. The Bank agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the Bank shall, to the extent not inconsistent with the Bank's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 10.14. The Bank shall allocate such increased costs among its customers in good faith.

     10.15 ADVICE OF COUNSEL. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

     10.16 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

     10.17 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns.

     10.18 TERMINATION OF THIS AGREEMENT. This Agreement shall terminate upon the written agreement of the parties hereto to the termination of any obligation to the Bank to make Advances under the Loans and full and final payment of all amounts due hereunder, under the Related Agreements and under the Notes.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a sealed instrument as of the day and year first above written.




                                    BORROWER:

Witness:                            Able Laboratories, Inc.


/s/ Daniele Ouellette Levy          By:  /s/ Dhananjay G. Wadekar
--------------------------               ------------------------------------
                                    Print Name:  Dhananjay G. Wadekar
                                                -----------------------------
                                    Title:  President
                                           ----------------------------------





                                    BANK:

Witness:                            Citizens Bank of Massachusetts


/s/ Louis DiFronzo                  By: /s/ Raymond C. Hoefling
--------------------------              -------------------------------------
                                        Raymond C. Hoefling
                                        Vice President